CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Delta-One Notes due 2015	$25,600,000	$3,297.28

Pricing Supplement To prospectus dated November 21, 2011, and prospectus supplement dated November 21, 2011	Pricing Supplement No. 1,408 Registration Statement No. 333-178081 Dated May 6, 2014; Rule 424(b)(2)

Structured Investments	Morgan Stanley $25,600,000 Delta-One Notes Linked to the STOXX® Europe 600 Basic Resources Index and the Euro due February 10, 2015 Principal at Risk Securities
General
•
The securities are designed for investors who seek exposure to the performance of the STOXX® Europe 600 Basic Resources Index (the “Index”), as adjusted by the performance of the euro relative to the U.S. dollar and as adjusted by the Adjustment Factor.  The securities do not pay coupons or dividends and investors should be willing to lose some or all of their investment if the Index, as adjusted by the performance of the euro relative to the U.S. dollar, depreciates by more than approximately 0.99%.  The Ending Level can be less than the Initial Level, and investors can therefore lose money on their investment, due to either a decline in the Index or a decline in the value of the euro relative to the U.S. dollar, and a decline of both the Index and the euro will result in accelerated losses to investors.

•	Unsecured obligations of Morgan Stanley maturing February 10, 2015†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples thereof.
•	The securities priced on May 6, 2014 (the “Pricing Date”) and are expected to settle on May 9, 2014 (the “Original Issue Date”).
•
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Key Terms
Index:	STOXX® Europe 600 Basic Resources Index (the “Index”)
Underlying Currency:	The euro relative to the U.S. dollar
Payment at Maturity:
The Payment at Maturity will reflect the performance of the Index over the term of the securities, as adjusted by the performance of the euro relative to the U.S. dollar and as adjusted by the Adjustment Factor.  Accordingly, at maturity, you will receive an amount per $1,000 principal amount of the security calculated as follows:

$1,000 + ($1,000 x Adjusted Index Return)

Because the Adjustment Factor is 101% and has a positive effect on your Payment at Maturity, you will lose some or all of your principal amount at maturity if the Ending Level has decreased from the Initial Level by more than approximately 0.99%.  Your investment will be exposed to any decline in the Index, and the Adjustment Factor will slightly increase your return regardless of whether the Index appreciates or declines in value.  Any Payment at Maturity is subject to the credit of Morgan Stanley.

Adjusted Index Return:	The Adjusted Index Return will be calculated as follows:
	( Ending Level x Adjustment Factor Initial Level )	– 1
The Adjusted Index Return may be positive, zero or negative.
Adjustment Factor:	101%
Initial Level:
569.790035, which is the Currency-Adjusted Index Closing Level  on the Pricing Date and equals the Index Closing Level on the Pricing Date of 408.95 multiplied by the Spot Rate on the Pricing Date of 1.3933.

Ending Level:	The Currency-Adjusted Index Closing Level on the Valuation Date.
Currency-Adjusted Index Closing Level:	On any day, the Index Closing Level on such day multiplied by the Spot Rate on such day.
Spot Rate:
On any Currency Business Day, the official MID WM Reuters fixing at 4:00 pm London Time on such day, expressed as the number of U.S. dollars per euro. See “Additional Terms of the Securities—Spot Rate” on page 15 for further information.

Valuation Date:	February 5, 2015†
Maturity Date:	February 10, 2015†
Listing:	The securities will not be listed on any securities exchange.
Estimated Value on the Pricing Date:	$991.23 per security. See “Additional Terms Specific To The Securities” on page 2.
CUSIP / ISIN:	61761JQW2 / US61761JQW26

†	Subject to postponement in the event of a market disruption event as described below on page 15 of this pricing supplement.

Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page 10 of the accompanying prospectus and “Selected Risk Considerations” beginning on page 6 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public	Fees and Commissions(1)	Proceeds to Issuer(2)
Per security	100%	0%	100%
Total	$25,600,000	$0	$25,600,000
(1) For more detailed information, please see “Supplemental Plan of Distribution; Conflicts of Interest” in this pricing supplement.
(2) See “Use of Proceeds and Hedging” on page 14.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” below.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Morgan Stanley
May 6, 2014

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this pricing supplement together with the prospectus dated November 21, 2011, as supplemented by the prospectus supplement dated November 21, 2011.  These securities are an issuance of our Series F medium-term notes and their terms are further described in the prospectus supplement.  This pricing supplement, together with the documents listed below, contains the terms of the securities, supplements the preliminary terms related hereto dated May 6, 2014 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

You may access these documents on the SEC website at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus Supplement dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004876/dp27245_424b2-seriesf.htm

•	Prospectus dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

Terms used in this pricing supplement are defined in the prospectus supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refer to Morgan Stanley.

The original issue price of each security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the Pricing Date is less than $1,000.  We estimate that the value of each security on the Pricing Date is $991.23.

What goes into the estimated value on the Pricing Date?

In valuing the securities on the Pricing Date, we take into account that the securities comprise both a debt component and a performance-based component linked to the Index and the Underlying Currency.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Index and the Underlying Currency, instruments based on the Index and the Underlying Currency, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the Adjustment Factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the Pricing Date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the Index and the Underlying Currency, may vary from, and be lower than, the estimated value on the Pricing Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Index and the Underlying Currency, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

What is the Return on the Securities at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical return at maturity on the securities.  The “Return on Securities” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 principal amount of the security to $1,000.  The hypothetical returns set forth below reflect the Adjustment Factor of 101% and assume an Initial Level of 560 (based on a hypothetical Index Closing Level on the Pricing Date of 400 and a hypothetical Spot Rate on the Pricing Date of 1.4).  The actual Index Closing Level and Spot Rate on the Pricing Date, as well as the actual Initial Level, are set forth on the cover of this pricing supplement.  The hypothetical Ending Levels set forth below reflect the performance of both the Index and the euro relative to the U.S. dollar. The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the securities.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Level	Percentage Change in the Currency-Adjusted Index Closing Level	Adjusted Index Return	Return on Securities	Payment at Maturity
1,120.00	100.00%	102.00%	102.00%	$2,020.00
1,064.00	90.00%	91.90%	91.90%	$1,919.00
1,008.00	80.00%	81.80%	81.80%	$1,818.00
952.00	70.00%	71.70%	71.70%	$1,717.00
896.00	60.00%	61.60%	61.60%	$1,616.00
840.00	50.00%	51.50%	51.50%	$1,515.00
784.00	40.00%	41.40%	41.40%	$1,414.00
728.00	30.00%	31.30%	31.30%	$1,313.00
672.00	20.00%	21.20%	21.20%	$1,212.00
616.00	10.00%	11.10%	11.10%	$1,111.00
560.00	0.00%	1.00%	1.00%	$1,010.00
554.46	-0.99%	0.00%	0.00%	$1,000.00
504.00	-10.00%	-9.10%	-9.10%	$909.00
448.00	-20.00%	-19.20%	-19.20%	$808.00
392.00	-30.00%	-29.30%	-29.30%	$707.00
336.00	-40.00%	-39.40%	-39.40%	$606.00
280.00	-50.00%	-49.50%	-49.50%	$505.00
224.00	-60.00%	-59.60%	-59.60%	$404.00
168.00	-70.00%	-69.70%	-69.70%	$303.00
112.00	-80.00%	-79.80%	-79.80%	$202.00
56.00	-90.00%	-89.90%	-89.90%	$101.00
0	-100.00%	-100.00%	-100.00%	$0

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1:  The Currency-Adjusted Index Closing Level  increases 20.00% from the Initial Level of 560.00 to an Ending Level of 672.00.  The investor receives a Payment at Maturity of $1,212.00 per $1,000 principal amount of the security, representing a return on the securities of 21.20%, calculated as follows:

$1,000 + [$1,000 x (672.00 x 101%/ 560.00 – 1)] = $1,212.00

Example 2:  The Currency-Adjusted Index Closing Level  decreases 0.99% from the Initial Level of 560.00 to an Ending Level of 554.46. In this case, even though the Ending Level is slightly less than the Initial Level, the investor receives a Payment at Maturity that is equal to the $1,000 principal amount because of the positive effect of the Adjustment Factor.  The investor receives a Payment at Maturity of $1,000.00 per $1,000 principal amount of the security, calculated as follows:

$1,000 + [$1,000 x (554.46 x 101% / 560.00 – 1)] = $1,000.00

Example 3:  The Currency-Adjusted Index Closing Level  decreases 40.00% from the Initial Level of 560.00 to an Ending Level of 336.00.  The investor receives a Payment at Maturity of $606.00 per $1,000 principal amount of the security, representing a return on the securities of -39.40%, calculated as follows:

$1,000 + [$1,000 x (336.00 x 101% / 560.00 – 1)] = $606.00

Selected Purchase Considerations

•
INVESTMENT EXPOSURE TO BOTH THE PERFORMANCE OF THE STOXX® EUROPE 600 BASIC RESOURCES INDEX AND THE PERFORMANCE OF THE EURO RELATIVE TO THE U.S. DOLLAR — The securities provide exposure to the performance of the STOXX® Europe 600 Basic Resources Index, as adjusted by the performance of the euro relative to the U.S. dollar (the number of U.S. dollars per euro), and as adjusted by the Adjustment Factor. Because the securities are our unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO THE STOXX® EUROPE 600 BASIC RESOURCES INDEX — The return on the securities is linked to the performance of the STOXX® Europe 600 Basic Resources Index, as adjusted by the performance of the euro relative to the U.S. dollar.  The STOXX® Europe 600 Basic Resources Index is one of 19 STOXX® Europe 600 Supersector indices that compose the STOXX® Europe 600 Index.  The STOXX® Europe 600 Index contains the 600 largest stocks by free float market capitalization traded on the major exchanges of 17 European countries.  Each of the 19 STOXX® Europe 600 Supersector indices contain the companies of the STOXX® Europe 600 Index that fall within the relevant supersector, determined by reference to the Industry Classification Benchmark (“ICB”), an international system for categorizing companies that is maintained by FTSE International Limited.  The STOXX® Europe 600 Basic Resources Index includes companies in the basic resources supersector, which tracks companies operating in the forestry and paper sector, the industrial metals and mining sector (including aluminum, nonferrous metals and iron and steel) and the mining sector (including coal, diamonds and gemstones, general mining, gold mining and platinum and precious metals).  For additional information about the Index, see the information set forth in “Annex A—The STOXX® Europe 600 Basic Resources Index” to this pricing supplement.

•
POTENTIAL EXCHANGE RATE GAINS OR LOSSES— Appreciation of the euro relative to the U.S. dollar will increase the Ending Level, which is used to calculate the Adjusted Index Return. Because the Adjusted Index Return, and therefore the Payment at Maturity, is linked to the Ending Level, you will benefit from any such appreciation, unless offset by a decrease in the Index Closing Level.  Conversely, depreciation of the euro relative to the U.S. dollar will decrease the Ending Level and you will suffer a loss from any such depreciation, unless offset by an increase in the Index Closing Level.

•
UNITED STATES FEDERAL TAXATION – Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the securities.  This discussion applies only to initial investors in the securities who:

•	purchase the securities at their “issue price”; and
•	will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	certain dealers and traders in securities, commodities or foreign currencies;
•	investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor any consequences resulting from the Medicare tax on investment income.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code.  If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder upon the sale, exchange or settlement of a security.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein.  Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of a security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;
•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged or settled.  Such gain or loss should be short-term capital gain or loss.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to treat the securities as debt instruments subject to Treasury regulations governing short-term debt instruments.

If the IRS were successful in asserting that the rules applicable to short-term debt instruments applied to the securities, the timing and character of income thereon would be significantly affected.  Under the applicable Treasury regulations, the securities would be treated as being issued at a discount, the amount of which would equal the excess of the sum of all payments on the securities over their issue price.  Upon the sale, exchange or redemption of the securities, a U.S. Holder would recognize gain as ordinary income to the extent of the discount accrued that was not previously included as income.  However, because the amount payable at maturity with respect to the securities is uncertain, it is not clear how accruals of this discount would be determined.

Other alternative federal income tax treatments of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or
•	a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the securities as set forth above is respected, and subject to the discussion below regarding backup withholding, a Non-U.S. Holder of the securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding the securities on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs under “United States Federal Taxation,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the securities.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Index or any of the component stocks of the Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of principal.  The return on the securities at maturity is linked to the performance of the Index, as adjusted by the performance of the euro relative to the U.S. dollar, and will depend on whether, and the extent to which, the Adjusted Index Return is positive or negative.  Your investment will be exposed to any decline in the Ending Level as compared to the Initial Level, as adjusted by the Adjustment Factor.  Because the Adjustment Factor is 101% and has a positive effect on your Payment at Maturity, if the Ending Level decreases from the Initial Level by more than approximately 0.99%, which includes negative Adjusted Index Return attributable to a negative change in the Spot Rate, you will lose some or all of your investment in the securities. There is no minimum Payment at Maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES – You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

•
THE EQUITY SECURITIES INCLUDED IN THE INDEX ARE CONCENTRATED IN THE BASIC RESOURCES SECTOR — Each of the equity securities included in the Index has been issued by a company whose business is associated with the basic resources sector.  Because the value of the securities is determined based on the performance of the Index, an investment in these securities will be concentrated in this sector.  As a result, the value of the securities may be subject to greater volatility and will be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of assets.

•
INVESTING IN THE SECURITIES EXPOSES INVESTORS TO RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUE OF FOREIGN EQUITY SECURITIES – As the securities are linked to the STOXX® Europe 600 Basic Resources Index, the securities are linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

•
THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — The return on the securities is based on the performance of the Index, as adjusted by the performance of the euro relative to the U.S. dollar. Accordingly, any depreciation in the value of the euro relative to the U.S. dollar will adversely affect your return on the securities.

The exchange rate between the euro and the U.S. dollar is volatile and is the result of numerous factors specific to the eurozone and the United States, including the supply of, and the demand for, euro, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the eurozone and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in the eurozone and the United States.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the eurozone and the United

States and other countries important to international trade and finance.  The weakening of the euro relative to the U.S. dollar will have an adverse effect on the value of the securities and the return on an investment in the securities.

•
CHANGES IN THE LEVEL OF THE INDEX AND THE SPOT RATE MAY OFFSET EACH OTHER — The securities are linked to the STOXX® Europe 600 Basic Resources Index, as adjusted by the performance of the euro relative to the U.S. dollar. Movements in the level of the Index and the exchange rate of the euro relative to the U.S. dollar may not correlate with each other. At a time when the level of the Index increases, the euro may decline relative to the U.S. dollar, or vice versa.  Therefore, in calculating the Ending Level, increases in the level of the Index may be moderated, or more than offset, by declines in the euro relative to the U.S. dollar. There can be no assurance that the Ending Level will be higher than the Initial Level. You will likely lose some or all of your investment in the securities if the Ending Level is lower than the Initial Level.

•
THE POTENTIAL CORRELATION BETWEEN THE INDEX AND THE EURO COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES – The return of the securities is linked to the performance of the Index as adjusted by the performance of the euro relative to the U.S. dollar.  There may be a high degree of correlation between the Index and the euro.  Correlation is the extent to which the level of the Index and the exchange rate of the euro relative to the U.S. dollar could increase or decrease at the same time.  As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the economy of the eurozone than a different investment linked to indices and currencies that are unrelated to each other or more broadly diversified.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the levels of the Index and the Spot Rate on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility (frequency and magnitude of changes in value) of the Index;

•	the expected volatility of the exchange rate between the euro and the U.S. dollar

•	the time to maturity of the securities;

•	the dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated changes in our credit ratings or credit spreads.

•	THE SECURITIES DO NOT PAY INTEREST – Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the STOXX® Europe 600 Basic Resources Index would have.

•
THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IMPLIED BY OUR SECONDARY MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US.  BOTH THE LOWER RATE AND THE INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AND HEDGING THE SECURITIES IN THE ORIGINAL ISSUE PRICE REDUCE THE ECONOMIC TERMS OF THE SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN THE ORIGINAL ISSUE PRICE AND WILL ADVERSELY AFFECT SECONDARY MARKET PRICES– Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

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THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR PRICING AND VALUATION MODELS, WHICH MAY DIFFER FROM THOSE OF OTHER DEALERS AND IS NOT A MAXIMUM OR MINIMUM SECONDARY MARKET PRICE– These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the Pricing Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time.  The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “Many economic and market factors will impact the value of the securities” above.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. LLC (“MS & Co.”) may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

•
HEDGING AND TRADING ACTIVITY BY OUR SUBSIDIARIES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES– One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the Index, its component stocks or the Underlying Currency), including trading in the stocks that constitute the Index as well as in other instruments related to the Index or the Underlying Currency).  Some of our subsidiaries also trade the stocks that constitute the Index and other financial instruments related to the Index or the Underlying Currency on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the Pricing Date could have increased the Initial Level and, therefore, could have increased the level at or above which the Ending Level must be so that investors do not suffer a loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the Ending Level and, accordingly, the amount of cash, if any, you receive at maturity.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the level of the Index and the value of the securities.  In addition, MS & Co. has determined the estimated value of the securities on the Pricing Date.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — Please note that the discussions in this document concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this document, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as short-term debt instruments.  In that event, you might be required to accrue ordinary income over the term of the securities and all or a portion of the gain recognized by you upon sale, exchange or settlement of the securities might be characterized as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this document.  Please read carefully the discussion under “United States Federal Taxation” in this document concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this document and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Use of Proceeds and Hedging

The proceeds we receive from the sale of the securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued.  The costs of the securities borne by you and described on page 2 above comprise the cost of issuing, structuring and hedging the securities.

On or prior to the Pricing Date, we hedged our anticipated exposure in connection with the securities by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in stocks of the Index and in futures and/or options contracts on the Index or any component stocks of the Index listed on major securities markets or on the Underlying Currency.  Such purchase activity could have increased the Initial Level, and therefore could have increased the level at or above which the Ending Level must be on the Valuation Date so that investors do not suffer a loss on their initial investment in the securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities, including on the Valuation Date, by purchasing and selling the stocks constituting the Index, futures or options contracts on the Index or its component stocks listed on major securities markets or on the Underlying Currency or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the Ending Level and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.

Additional Terms of the Securities

Some Definitions

We have defined some of the terms that we use frequently in this pricing supplement below:

•
“Index Closing Level” means, on any Index Business Day for the Index, the closing value of the Index, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation” below) published at the regular weekday close of trading on that Index Business Day by the index publisher.  In certain circumstances, the Index Closing Level will be based on the alternate calculation of the Index as described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

•
“Index Business Day” means a day, for the Index, as determined by the Calculation Agent, on which trading is generally conducted on each Relevant Exchange, other than a day on which trading on any Relevant Exchange is scheduled to close prior to the time of the posting of its regular final weekday closing price.

•	“Market Disruption Event” means, with respect to the Index, the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i)
(a) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Index (or the Successor Index) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or

(b) a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the Index (or the Successor Index) during the last one-half hourpreceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(ii)
a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

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“Relevant Exchange” means, with respect to the Index, the primary exchange(s) or market(s) of trading for (i) any security then included in the Index, or any Successor Index, and (ii) any futures or options contracts related to the Index or to any security then included in the Index.

Spot Rate

The Spot Rate on any Currency Business Day is the official MID WM Reuters fixing at 4:00 pm London Time on such day, expressed as the number of U.S. dollars per euro; provided that if (i) no such rate is displayed on such Reuters page on such day for the euro or (ii) the Calculation Agent determines in good faith that the rate so displayed on such Reuters page is manifestly incorrect, the Spot Rate on such day will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of the euro into U.S. dollars (expressed as the number of U.S. dollar per euro) determined by at least five independent leading dealers, selected by the Calculation Agent (the “reference dealers”), in the underlying market for the euro taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers; provided further that if (x) the difference between the highest and lowest exchange rates for conversion of the euro into U.S. dollars determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (y) the Calculation Agent is unable to obtain five such quotes from the reference dealers on such day for any reason, the Spot Rate for the euro on such day shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent.

Quotes of MS & Co. or the Calculation Agent or any of their affiliates may be included in the calculation of any mean described in clauses (i) or (ii) above, but only to the extent that any such bid is the highest of the quotes obtained.

If the euro is lawfully eliminated, converted, redenominated or exchanged by the eurozone after the Pricing Date and prior to the Valuation Date, the Calculation Agent, in its sole discretion, will determine the Spot Rate of the euro (or make such adjustment to the Spot Rate on the Pricing Date) on the Valuation Date, in accordance with legal requirements and market practice.

“Currency Business Day” means any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in London, England.

Postponement of Valuation Date and Maturity Date

If the scheduled Valuation Date is not an Index Business Day or not a Currency Business Day, or if a Market Disruption Event with respect to the Index occurs on such date, the Currency-Adjusted Index Closing Level  for such date will be determined on the immediately succeeding Index Business Day on which no Market Disruption Event shall have occurred and which is also a Currency Business Day; provided that the Currency-Adjusted Index Closing Level  with respect to the Valuation Date will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Valuation Date, and (a) if such date is not an Index Business Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Index Closing Level of the Index on such date in accordance with the formula for calculating such Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Index and (b) if such date is not a Currency Business Day, the Spot Rate for such date will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of the euro into U.S. dollars (expressed as the number of U.S. dollar per euro) determined by at least five independent reference dealers, in the underlying market for the euro taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers; provided that if (x) the difference between the highest and lowest exchange rates for conversion of the euro into U.S. dollars determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (y) the Calculation Agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the Spot Rate for such day shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent.  Quotes of MS & Co. or the Calculation Agent or any of their affiliates may be included in the calculation of any mean described in clause (b) above, but only to the extent that any such bid is the highest of the quotes obtained.

If the scheduled Maturity Date is not a Business Day, then the Maturity Date will be postponed to the next succeeding Business Day immediately following the scheduled Maturity Date.  If the Valuation Date is postponed so that it falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be the second business day following the Valuation Date, as postponed.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the securities.  That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the securities, which we describe below, the holders of the securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of the Index; Alteration of Method of Calculation

If the index publisher of the Index discontinues publication of such Index and the index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Level of the Index will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Level is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the securities, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of such securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If the index publisher discontinues publication of the Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Level of the Index for each such date.  The Index Closing Level of the Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such Valuation Date or date of acceleration of each security most recently constituting the Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the securities.

If at any time the method of calculating the Index or Successor Index, or the value thereof, is changed in a material respect, or if the Index or Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Level with reference to the Index or Successor Index, as adjusted.  Accordingly, if the method of calculating the Index or Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Trustee

The “Trustee” for each offering of securities issued under our Senior Debt Indenture, including the securities, will be The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the securities will be MS & Co.  As Calculation Agent, MS & Co. will determine, among other things, the Initial Level, the Ending Level, the Adjusted Index Return and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Ending Level or whether a Market Disruption Event has occurred.  See “—Discontinuance of the Index; Alteration of Method of Calculation,” and the definition of Market Disruption Event.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Form of Securities

The securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary.  The Depositary’s nominee will be the only registered holder of the securities.  Your beneficial interest in the securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the securities, for distribution to participants in accordance with the Depositary’s procedures.  For more information regarding the Depositary and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Historical Information

The following graph sets forth the historical performance of the STOXX® Europe 600 Basic Resources Index based on the daily Index Closing Levels from January 1, 2009 through May 6, 2014.  The Index Closing Level on May 6, 2014 was 408.95.  We obtained the Index Closing Level below from Bloomberg Financial Markets, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Valuation Date.  We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Historical Performance of the STOXX® Europe 600 Basic Resources Index

The following graph sets forth the historical performance of the STOXX® Europe 600 Basic Resources Index, as adjusted by the performance of the euro relative to the U.S. dollar, based on the daily Index Closing Levels and daily Spot Rates from January 1, 2009 through May 6, 2014.  The Currency-Adjusted Index Closing Level  on May 6, 2014 was 569.790035.  We obtained the Index Closing Levels and Spot Rates below from Bloomberg Financial Markets, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Historical Currency-Adjusted Index Closing Levels of the STOXX® Europe 600 Basic Resources Index

The following graph shows the historical performance of the euro relative to the U.S. dollar from January 1, 2009 through May 6, 2014.  The Spot Rate of the euro relative to the U.S. dollar on May 6, 2014 was $1.3933.  We obtained the exchange rates listed below from Bloomberg Financial Markets, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical exchange rates for the euro should not be taken as an indication of future performance.

Historical Performance of the euro (expressed as units of USD per EUR)

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering and will not receive any sales commission for such sales.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Annex A—The STOXX® Europe 600 Basic Resources Index

The STOXX® Europe 600 Basic Resources Index (the “Index”) is a price return index denominated in euro, calculated, maintained and published by STOXX Limited.  The Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the Index began on June 15, 1998, based on an initial index value of 100 at December 31, 1991. The Index is disseminated on the STOXX Limited website: http://www.stoxx.com, which sets forth, among other things, the country and industrial sector of the each component included in the Index and updates these weightings at the end of each quarter. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this term sheet.

The Index is reported by Bloomberg L.P. under the ticker symbol “SPXX <Index>.”

On March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the Index.

Composition of the Index

The Index is one of 19 STOXX® Europe 600 Supersector indices that compose the STOXX® Europe 600 Index. The STOXX® Europe 600 Index contains the 600 largest stocks by free float market capitalization traded on the major exchanges of 17 European countries. Each of the 19 STOXX® Europe 600 Supersector indices contain the companies of the STOXX® Europe 600 Index that fall within the relevant supersector, determined by reference to the Industry Classification Benchmark (“ICB”), an international system for categorizing companies that is maintained by FTSE International Limited. The Index includes companies in the basic resources supersector, which tracks companies operating in the forestry and paper sector, the industrial metals and mining sector (including aluminum, nonferrous metals and iron and steel) and the mining sector (including coal, diamonds and gemstones, general mining, gold mining and platinum and precious metals).

The composition of each of the STOXX® Europe 600 Supersector indices is reviewed quarterly, together with the STOXX®  Europe 600 Index, based on the closing stock data on the last trading day of the month following the last quarterly index review. The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month. Changes to the component stocks are implemented on the third Friday in each of March, June, September and December and are effective the following trading day.

All components of each STOXX® Europe 600 Supersector index are subject to a 30% cap for the largest company and a 15% cap for the second-largest company. The weighting cap factors are published on the second Friday of each March, June, September and December, one week prior to quarterly review implementation, and calculated using Thursday’s closing prices. In addition, an intra-quarter capping will be triggered if the largest company exceeds 35% or the second-largest exceeds 20%.

Corporate actions (including mergers and takeovers, spin-offs, sector changes, delistings and bankruptcy) that affect the STOXX® Europe 600 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Computation of the Index

The STOXX® Europe 600 Supersector indices are calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating each STOXX® Europe 600 Supersector index value at any time can be expressed as follows:

Index	=	free float market capitalization of the relevant STOXX® Europe 600 Supersector Index divisor

The “free float market capitalization of the relevant STOXX® Europe 600 Supersector index” is equal to the sum of the products of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time the relevant STOXX® Europe 600 Supersector index is being calculated. The free float factor reduces the number of shares outstanding to the actual amount available on the market. All fractions of the total number of shares that are larger than 5% and whose holding is of a long-term nature are excluded from the index calculation. The free float factor typically excludes cross-ownership (stock owned either by the company itself or other companies), government ownership, private ownership, and restricted shares that cannot be traded during a certain period or have a foreign ownership restriction. Block ownership is not applied for holdings of custodian nominees, trustee companies, mutual funds, investment companies with short-term investment strategies, pension funds and similar entities.

The free float factors and outstanding number of shares used to calculate the STOXX® Europe 600 Supersector indices are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.  Extraordinary adjustments may occur from certain corporate actions, depending on the magnitude of the change.

Each STOXX® Europe 600 Supersector Index is also subject to a divisor, which is adjusted to maintain the continuity of index values despite changes due to corporate actions. All corporate actions and dividends are implemented at the effective date (ex-date); i.e., with corporate actions where cash or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-date. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable). If the new shares have a dividend disadvantage —i.e., the new shares have a different dividend from that paid on the old shares — the price for these new shares will be adjusted according to the gross dividend amount. The divisor may increase, decrease or be held constant.

DIVISOR:	Decrease	A) Special Cash dividend adjusted price = closing price − announced dividend * (1 − withholding tax if applicable)
DIVISOR:	Constant	B) Split and Reverse Split adjusted price = closing price * A / B new number of shares = old number of shares * B / A
DIVISOR:	Increase
C) Rights Offering
If the subscription price is not available or equal to or greater than the closing price on the day before the effective date, then no adjustment is made.
adjusted price = (closing price * A + subscription price * B) / (A + B)
new number of shares = old number of shares * (A + B) / A

DIVISOR:	Constant	D) Stock Dividend adjusted price = closing price * A / (A + B) new number of shares = old number of shares * (A + B) / A
	Decrease	E) Stock Dividend (from treasury stock) If treated as regular cash dividend, not adjusted. If treated as extraordinary dividend: adjusted price = closing price – closing price * B / (A + B)
DIVISOR:	Decrease	F) Stock Dividend of a Different Company Security adjusted price = (closing price * A − price of the different company security * B) / A
DIVISOR:	Decrease	G) Return of Capital and Share Consolidation adjusted price = (closing price − capital return announced by company * (1 − withholding tax)) * A / B new number of shares = old number of shares * B / A
DIVISOR:	Decrease
H) Repurchase Shares-Self-Tender
adjusted price = ((price before tender * old number of shares) − (tender price * number of tendered shares)) / (old number of shares − number of tendered shares)
new number of shares = old number of shares − number of tendered shares

DIVISOR:	Decrease	I) Spinoff adjusted price = (closing price * A − price of spun-off shares * B) / A
DIVISOR:		J) Combination Stock Distribution (Dividend or Split) and Rights Offering Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held:
Increase
● If rights are applicable after stock distribution (one action applicable to other)
adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]
new number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

Increase
● If stock distribution is applicable after rights (one action applicable to other)
adjusted price = [closing price * A + subscription price * C] / [(A + C) * (1 + B / A)]
new number of shares = old number of shares * [(A + C) * (1 + B / A)] / A

DIVISOR:	Increase	● Stock distribution and rights (neither action is applicable to the other) adjusted price = [closing price * A + subscription price * C] / [A + B + C]

new number of shares = old number of shares * [A + B + C] / A
K) Addition/Deletion of a Company No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
L) Free float and Share Changes No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

License Agreement with STOXX Limited

License Agreement between STOXX Limited and Morgan Stanley.  STOXX Limited and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the STOXX® Europe 600 Basic Resources Index, which is owned and published by STOXX Limited, in connection with the securities.

The license agreement between STOXX Limited and Morgan Stanley provides that the following language must be set forth in this document:

The securities are not sponsored, endorsed, sold or promoted by STOXX Limited.  STOXX Limited makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly.  STOXX Limited’s only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of STOXX Limited and the STOXX® Europe 600 Basic Resources Index which is determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the securities.  STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the securities into consideration in determining, composing or calculating the STOXX® Europe 600 Basic Resources Index.  STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash.  STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the securities.

STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE STOXX® EUROPE 600 BASIC RESOURCES INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE STOXX® EUROPE 600 BASIC RESOURCES INDEX OR ANY DATA INCLUDED THEREIN.  STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE STOXX® EUROPE 600 BASIC RESOURCES INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX LIMITED AND MORGAN STANLEY.

“STOXX® Europe 600 Basic Resources Index” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the securities.